Exhibit 99.1

   Secured Digital Applications, Inc. Signs Teaming Agreement with ImageWare Systems, Inc. to Market Biometric Verification and Identification Systems

                System to be Compatible with Malaysian Government
                      "MyKad" National Identification Card


     NEW YORK--(BUSINESS WIRE)--April 15, 2004--Secured Digital Applications, Inc. (OTCBB:SDGL) announced today it has signed a Teaming Agreement with ImageWare Systems, Inc. (AMEX:IW) to market biometric verification and identification systems.
     Under the terms of the Teaming Agreement, Secured Digital Applications will act as prime contractor for the marketing and development of biometric verification and identification systems based on thumbprint and photo extraction technology. This includes developing programs using Application Service Provider
(ASP) technology, web interfaces and infrastructures and providing computer hardware necessary for operating the systems.
     As a Team Member, ImageWare Systems, Inc. will provide to the Company products and/or services, including their Omni Biometric Engine(tm) ("Omni"), to extract data from Secured Digital Application's web-based ASP model programs. Omni enables users to manage databases of all sizes and conduct multi-modal, comparative biometric searches including exhaustive (1:n), specific (1:1) or investigative (x:n).
     Initially, Secured Digital Applications and ImageWare Systems will market products and services on an exclusive basis to private and public sector clients in Malaysia, Thailand and Brunei and on a non-exclusive basis in Indonesia. Revenues generated from Team projects will be shared equally. Each company will bear its own costs of developing products, programs and systems necessary for each project.
     Mr. Patrick Lim, Chairman and Chief Executive Officer, stated, "We are particularly pleased with this Teaming Agreement between Secured Digital Applications and ImageWare Systems. It will further enhance our position as a provider of biometrics security systems in Southeast Asia."
     One of the initial projects to be pursued by Secured Digital Applications and ImageWare Systems is the development of a biometric verification and identification system to be used with the Malaysian Government's "MyKad" national identification card. MyKad is an initiative of the Malaysian Government to provide the public with identity cards that may also contain information such as a driver's license, passport, health details and be used for ATM and cash card transactions -- on a single smart card. The word "My" signifies Malaysia's Internet address as well as "My" meaning personal ownership while the word "Kad" is the acronym of "Kad Akuan Diri" or translated as "Personal Identification Card" as well as "Kad Aplikasi Digital" or Digital Application Card. MyKad will eventually replace the plastic card-based National Identification Card, which is required to be carried by all Malaysians over the age of twelve.
     Under the terms of the Teaming Agreement, Secured Digital Applications will develop a data extraction program to extract thumbprints and a photo from MyKad, store it in a centralized database and develop web based systems allowing clients to access the database for identification and verification purposes using biometric technology. ImageWare Systems, Inc. will develop face and thumbprint recognition applications using their Omni Biometric Engine(tm) ("Omni") to extract data from Secured Digital Application's program and use it for identification and verification using a web-based application service provider (ASP) model.
     It is anticipated the project will be available for field trials by the fourth quarter of 2004. The total project cost to develop the systems necessary to conduct the field trials is estimated to be under $1 million with each company responsible for their own development costs. Revenues will be generated on a fee-per-transaction basis with the amount of the fee to be determined.
     Malaysia has a population of 23 million and currently 9 million people carry a MyKad card. The number of MyKad holders is expected to grow to 15 million by 2005 and to 18 million by 2006. It is currently estimated that the number of smart card transactions, which includes MyKad, ATM cards and credit cards, average 4.5 million daily.

     About Secured Digital Applications:

     Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development, integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems and the development of Web based interactive multimedia content. The group is also involved in the sale of the EyStar SmartHome Console, broadband modems and IP cameras. For more information, please visit www.digitalapps.net and www.eystar.com.

     Safe Harbor Statement:

     Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements.

     Morris Capital Markets Communications LLC provides investor relations and financial communications services to the Company. As such Morris Capital Markets Communications LLC and/or its officers receives only cash remuneration for its services in compliance with the National Investor Relations Institute Standard of Practice and SEC regulations.


    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             or
             Morris Capital Markets Communications LLC
             Barry L. Morris, 212-687 9707
             bmorris@morriscapmarkets.com